UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lilis Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Lilis Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO 80203

PROXY STATEMENT AND
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 14, 2014

Important Notice Regarding the Availability of Proxy Materials This Proxy Statement and the form of proxy are available to you for access and review at www.lilisenergyco.com and www.sec.gov.

To Our Stockholders:

You are cordially invited to attend the special meeting of the stockholders of Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company), at our offices located at 1900 Grant Street, Suite #720, Denver, CO, at 10:00 a.m. (Denver, Colorado time) on April 14, 2014, or at any adjournment or postponement thereof, for the following purposes:

1.	To approve the full convertibility of the Company’s outstanding 8% Senior Secured Convertible Debentures (the “Debentures”);

2.
To approve the issuance of units consisting of (i) one share of the Company’s common stock, par value $0.0001 (the “Common Stock”) and (ii) one Warrant to purchase one share of Common Stock, at an exercise price equal to $2.50 per share (the “Warrants”), to certain of the Company’s officers and directors; and

3.	To transact such other business as may properly come before the meeting.

Details relating to the above matters are set forth in the attached proxy statement.  All of Lilis’s stockholders of record as of the close of business March 6, 2014 will be entitled to vote at such meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting.  If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy.  A reply card is enclosed for your convenience.  The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This board of directors intends to send these proxy materials to stockholders on or about April 4, 2014.

By Order of the Board of Directors

/s/ W. Phillip Marcum
W. Phillip Marcum

Chairman, Board of Directors

April [__], 2014

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
Proxy Solicitation	2
Who Can Vote	2
Broker Non-Votes	2
Revocation of Proxies	2
Required Votes and Voting Procedures	3
Inspector of Elections	3
Costs of Proxy Solicitation	3
Admission to the Special Meeting	3
Stockholder List	3
PROPOSAL 1:	4
TO APPROVE FULL CONVERSION OF THE COMPANY’S OUTSTANDING 8% SENIOR SECURED CONVERTIBLE DEBENTURES	4
PROPOSAL 2:	8
TO APPROVE THE ISSUANCE OF UNITS CONSISTING OF (I) ONE SHARE OF THE COMPANY’S COMMON STOCK AND (II) ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, AT AN EXERCISE PRICE EQUAL TO $2.50 PER SHARE TO CERTAIN OF THE COMPANY’S OFFICERS AND DIRECTORS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
TRANSACTIONS WITH RELATED PERSONS	11
GENERAL INFORMATION	14
Next Annual Meeting of Stockholders	14
Additional Information	14
Other Business	14

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to additional matters to be presented at the special meeting; executive sessions of the board of directors of Lilis; potential payments upon termination or change in control; the impact of the compensation program on the Company; and any statements or assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “should,” “could,” “estimate,” “intend,” “plan,” “project,” “continue,” “believe,” “expect” or “anticipate” or other similar words.  These forward-looking statements present our estimates and assumptions only as of the date of this presentation.  Except as required by law, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.  For a detailed description of factors that could cause actual results to differ materially from those expressed in any forward-looking statement, we urge you to carefully review and consider the disclosures made in the “Risk Factors” sections of our SEC filings, available free of charge at the SEC’s website (www.sec.gov).

Proxy Solicitation

The board of directors of Lilis is soliciting proxies to be used at our special meeting of stockholders to be held at 10:00 a.m. on April 14, 2014, at our offices located at 1900 Grant Street, Suite #720, Denver, CO.  This proxy statement contains important information regarding Lilis’s special meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.

Who Can Vote

Stockholders of record at the close of business on March 6, 2014, also referred to herein as the “record date,” may vote at the special meeting.  As of the record date, we had 27,628,827 issued and outstanding shares of common stock, which were held by approximately 78 record holders.  If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the special meeting.  However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares.  Your broker or nominee has enclosed a voting instruction card for you to use.  You are urged to vote by proxy regardless of whether you attend the special meeting.

Broker Non-Votes

Brokers, banks, or other holders of record are not permitted to vote on certain types of proposals without specific client instructions.  In these cases, the broker can register your shares as being present at the special meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the new rules. This is called a “broker non-vote.” If you are a beneficial owner whose shares are held of record by a broker, bank, or other holder of record, you must instruct the broker, bank, or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.  At the special meeting, your broker, bank, or other holder of record does not have discretionary voting authority to vote on any of the proposals without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the special meeting.  You are entitled to one vote for each share of Lilis common stock held in your name. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares.  If you return a properly signed proxy card, the proxy holders will vote your shares as you direct.  If your proxy card does not specify how you want to vote your shares, the proxy holders will vote your shares as recommended by our board of directors with regard to both proposals.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by any of the following three methods:

•	by voting in person at the special meeting;
•	by delivering to our corporate secretary, Eric Ulwelling, a written notice of revocation dated after the proxy; or
•	by delivering another proxy dated after the previous proxy.

Required Votes and Voting Procedures

Each share of common stock has one vote on each matter properly brought before the special meeting.  In order to conduct business at the special meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy.  The affirmative vote of the holders of a majority of the common stock as of the record date, in person or by proxy, and entitled to vote on the subject matter under consideration, will be required for the approval of both proposals.  Abstentions and broker non-votes are included in the determination of the number of shares present at the special meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions will have the effect of a vote against both proposals.  Broker non-votes will not be counted and will have no effect on either proposal.

Inspector of Elections

Votes cast by proxy or in person at the special meeting will be counted by the persons we appoint to act as election inspectors for the special meeting.

Costs of Proxy Solicitation

Lilis will bear the costs of soliciting proxies from its stockholders.  Directors, officers and other employees and agents of Lilis, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication.  Lilis will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Special Meeting

If you plan to attend the special meeting, please mark the appropriate box on the proxy card and return the proxy card promptly.  If you are a stockholder of record, you will only be admitted once we verify your share ownership.  If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the special meeting and at our principal executive offices located at 1900 Grant Street, Suite #720, Denver, CO 80203 during normal business hours for a period of at least 10 days prior to the special meeting.

PROPOSAL 1:
TO APPROVE FULL CONVERSION OF THE COMPANY’S OUTSTANDING 8% SENIOR SECURED CONVERTIBLE DEBENTURES

Introduction

In February 2011, the Company completed a private placement of $8.40 million aggregate principal amount of the Company’s 8% Senior Secured Convertible Debentures (the “Original Debentures”), secured by mortgages on several of its properties. Initially, the Original Debentures were convertible at any time at the holders’ option into shares of our common stock, par value $0.0001 (the “Common Stock”) at $9.40 per share, subject to certain adjustments, including the requirement to reset the conversion price based upon any subsequent equity offering at a lower price per share amount. Interest at an annualized rate of 8% is payable quarterly on each May 15, August 15, November 15 and February 15 in cash or, at the Company’s option, in shares of Common Stock, valued at 95% of the volume weighted average price of the Common Stock for the 10 trading days prior to an interest payment date. The Company can redeem some or all of the Original Debentures at any time. The redemption price is 115% of principal plus accrued interest. If the holders of the Original Debentures elect to convert the Original Debentures, following notice of redemption, the conversion price will include a make-whole premium equal to the interest accruable through the 18 month anniversary of the original issue date of the Original Debenture less the amount of any interest paid on the portion of the Original Debenture being redeemed prior to the optional redemption date, payable in Common Stock. T.R. Winston & Company LLC (“TR Winston”) acted as placement agent for the private placement and received $0.40 million of Original Debentures equal to 5% of the gross proceeds from the sale.

In December 2011, the Company agreed to amend the Original Debentures to lower the conversion price to $4.25 from $9.40 per share, in consideration for the Original Debenture holders’ agreement to release a mortgage on certain properties so the properties could be sold. The sale of these properties was effective December 31, 2011, and a final closing occurred during the first quarter of 2012.

On March 19, 2012, the Company entered into agreements with some of its existing Original Debenture holders to issue up to $5.0 million in additional debentures (the “Supplemental Debentures” and together with the Original Debentures, the “Debentures”). Under the terms of the Supplemental Debenture agreements, proceeds derived from the issuance of the Supplemental Debentures were used principally for the development of certain of the Company’s proved undeveloped properties and other undeveloped acreage targeted by the Company for exploration, as well as for other general corporate purposes. Any new producing properties developed from the proceeds of Supplemental Debentures are to be pledged as collateral under a mortgage to secure future payment of the Original Debentures and Supplemental Debentures. All terms of the Supplemental Debentures are substantively identical to the Original Debentures. The Agreements also provided for the payment of additional consideration to the purchasers of Supplemental Debentures in the form of an aggregate 5% carried working interest divided pro rata among the Supplemental Debentures in  each of the Company’s completed oil or gas wells that are developed with the proceeds of the Supplemental Debenture offering. The carried working interest entitles the holders of the Supplemental Debentures to receive a pro rata 5% allocation of the Company’s net working  interest  in  each such completed well, with such working interests becoming effective after the completion of each well.  After the completion of each well, the holders of the carried working interest participate in the revenues and expenses of each well to the extent of 5% of the Company’s net working interest.  In other words, the holders are not responsible for paying the 5% proportionate share of drilling and completion costs of each such well, but will enjoy the benefit of the 5% working interests after completion; thus their working interest is “carried” through the completion of each well. The 5% carried interest is applicable only to the working interest that the Company owns; thus if the Company starts with a 50% working interest in an applicable well, the 5% carried interest would actually translate to a final working interest in the well of 2.5%.

Through July 2012, we received $3.04 million of proceeds from the issuance of Supplemental Debentures, which were used for the drilling and development of six new wells, resulting in a total investment of $3.69 million.

In August 2012, the Company and holders of the Supplemental Debentures agreed to renegotiate the terms of the Supplemental Debenture offering. These negotiations concluded with the issuance of an additional $1.96 million of Supplemental Debentures. The August 2012 modifications to the Supplemental Debenture agreements increased the carried working interest from 5% to 10% and also provided for a one-year, aggregate net profits interest of 15% divided pro rata among the Supplemental Debentures in the Company’s properties developed with the proceeds of the Supplemental Debenture offering, and in the next four properties to be drilled and developed by the Company. In conjunction with commitments to additional Supplemental Debentures in June 2013 (see below), the commitment to provide a 10% carried working interest and a 15% one year net profits interest related to the development of four future properties was modified to a 15% carried working interest in such properties.  The net profits interest entitles the holders of the Supplemental Debentures to receive the excess, if any, of the proceeds from the sale of production from the properties, after accounting for the development, operation, production, transportation, and marketing costs, as well as the severance, ad valorem, sales, and similar taxes, associated with such production. In this particular instance, the key distinction between a carried working interest and a net profits interest is that the holder of a working interest holds an interest in the well (including oil and gas in place) and the right to participate in future operations of such well, while the holder of a net profits interest has an interest only in the net profits associated with the working interest after subtracting lease operating expenses from production revenue, and only for a period of time that is limited to one year.

On September 8, 2012, the Company issued 50,000 shares, valued at $0.23 million, to TR Winston for acting as a placement agent of the Supplemental Debentures.

In April 2013, the holders of the Debentures agreed to extend their maturity date to May 16, 2014. In consideration for the extended maturity date the Company provided an additional security interest in 15,000 acres of our undeveloped acreage, as additional collateral for the Debentures.

In April 2013, we received approval from our existing Debenture holders to issue up to $5.00 million of additional convertible debentures with terms substantially identical to our Debentures. As of November 8, 2013 we have issued $2.20 million of such convertible debt, inclusive of $1.43 million that had been issued as of September 30, 2013. Two officers of the Company participated in the additional convertible debentures for a combined total of $0.43 million. Proceeds from the issuance of this convertible debt have been used toward the development of certain specific properties, and to a lesser extent, general corporate purposes. The recent commitments were subject to certain yield enhancements, including a 25% carried interest in certain properties scheduled to be developed with the proceeds.

In January 2014, the Company completed a private offering  (the “Private Offering”) of units pursuant to which the Company sold units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock, at an exercise price equal to $2.50 per share. The units were sold for a price of $2.00 per unit.  Pursuant to the terms of the Debentures, the Private Offering caused the conversion price of the Debentures to automatically reset to a conversion price equal to $2.00 per share.

On January 31, 2014, the Company entered into a Debenture Conversion Agreement (the “Conversion Agreement”) with the holders of the Debentures pursuant to which, among other things, the parties agreed to convert $9 million of the approximately $15.8 million outstanding principal and accrued and unpaid interest into shares of Common Stock at an exchange price of $2.00 per share. Each holder of the Debentures received one warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share for each share of Common Stock so issued.  The balance of $6.9 million may, at the option of the remaining Debenture holders, be converted subject to receipt of shareholder approval as required by the Company’s listing with NASDAQ. The holders of any remaining Debentures may elect to convert all or any portion of the remaining Debentures outstanding on the terms outlined above (including the receipt of one warrant per share of Common Stock issued upon conversion) within three business days of shareholder approval.  This three-day period is subject to amendment or extension by the parties.  The remaining Debenture holders include (i) The Runnels Family Trust DTD 1-11-2000, (ii) Jonathan & Nancy Glaser Family Trust DTD 12-16-98, (iii) Wallington Investment Holdings, Ltd., (iv) EZ Colony Partners, LLC, (v) Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10, and (vi) EMSE LLC.

The impact of the full conversion of the remaining Debentures on the number of shares Common Stock outstanding and authorized would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of Debentures Pursuant to the Conversion Agreement on January 31, 2014	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of Debentures Pursuant to the Conversion Agreement on January 31, 2014	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of All Outstanding Debentures (Assuming Shareholder Approval)
22,701,066	27,426,077(1)	Approximately 31,130,000(2)

(1)	This does not include the 4,500,011 shares of Common Stock issuable upon exercise of the Warrants issued to the Debenture holders pursuant to the Conversion Agreement.
(2)
This does not include up to approximately 3.5 million shares of Common Stock underlying the Warrants that will be issued to the Debentures holders who elect to convert their Debentures upon receipt of shareholder approval.

The Company paid TR Winston a five percent (5%) fee on the conversion of the Debentures, payable in Common Stock at a price of $2.00 per share.

Why the Company Needs Stockholder Approval

The Common Stock is listed on the NASDAQ Capital Market. Accordingly, we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Even if securities are issued at a premium to the then current market price of the Common Stock, this rule will apply if the conversion price is subject to certain types of anti-dilution adjustments.

Accordingly, in order to comply with NASDAQ Listing Rules, the conversion of the Debentures is limited until stockholder approval of the Debenture Proposal (as defined below) is obtained. Under these limitations, the Debentures are convertible into an aggregate number of shares of Common Stock not to exceed 19.9% of the outstanding shares of Common Stock prior to the issuance of the Debentures.

We are requesting that the Company’s shareholders approve the conversion of the remaining Debentures into shares of Common Stock (the “Debenture Proposal”).

Certain Consequences if the Proposal is Not Approved

As of February 25, 2014, we had $6.9 million outstanding principal and accrued and unpaid interest under our Debentures, all of which is classified as current liabilities as a result of the May 14, 2014 maturity date. An event of default under the Debentures would allow the Debenture holders to foreclose on the oil and gas properties, including producing properties, that are pledged as collateral for the Debentures.  In addition, an event of default under the Debentures would trigger an event of default under the Company’s secured term loan agreements with Hexagon.

Further Information

The terms of the Debentures are complex and only briefly summarized above. For further information on the Debentures, please refer to the descriptions contained in our SEC filings and the transaction documents filed as exhibits to such reports, which may be viewed on the SEC’s website at www.sec.gov.

Vote Required for Approval

Approval of the Debenture Proposal to approve the full convertibility of the Debentures will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Special Meeting and entitled to vote on the matter, provided that a quorum exists at the Special Meeting.

For the Debenture Proposal, abstentions will be counted toward the vote total and will have the same effect as a vote “AGAINST” the proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.

Recommendation of the Board of Directors

Lilis’s board of directors recommends that you vote “FOR” the Debenture Proposal.

PROPOSAL 2:
TO APPROVE THE ISSUANCE OF UNITS CONSISTING OF (I) ONE SHARE OF THE COMPANY’S
COMMON STOCK AND (II) ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, AT
AN EXERCISE PRICE EQUAL TO $2.50 PER SHARE TO CERTAIN OF THE COMPANY’S
OFFICERS AND DIRECTORS

Introduction

On January 22, 2014, the Company closed a private placement (the “Private Offering”) with accredited investors, pursuant to which the Company sold an aggregate of 3,750,000 units (the “Units”), each consisting of (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock, at an exercise price equal to $2.50 per share (the “Warrants”), at a purchase price of $2.00 per Unit, for aggregate gross proceeds of $7,500,000. Members of the Company’s officers and board of directors have agreed to purchase $1,425,000 of the Units offered in the Private Offering subject to receipt of shareholder approval as required by the Company’s listing with NASDAQ.

Why the Company Needs Stockholder Approval

The Common Stock is listed on the NASDAQ Capital Market. Accordingly, we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(c) requires shareholder approval prior to the issuance of securities to certain affiliates of the Company in a private placement at a price less than the market value of the common stock, as such issuance is deemed a form of equity compensation.

Accordingly, under NASDAQ Listing Rules, the participation of the Company’s officers and members of its board of directors in the Private Offering is considered equity compensation that must be approved under Listing Rule 5635(c).

We are requesting that the Company’s shareholders approve the participation of members of the Company’s officers and board of directors in the Private Offering (the “Private Offering Proposal”).

Certain Consequences if the Proposal is Not Approved

If the Private Offering Proposal is not approved by the Company’s shareholders then the Company will not be able to close on the $1,425,000 of the Units that certain of the Company’s officers and directors have agreed to purchase.   The Company plans to use these proceeds for working capital and general corporate purposes.

Further Information

The terms of the Private Offering are complex and only briefly summarized above. For further information on the Private Offering, please refer to the description contained in our Current Report on Form 8-K filed with the SEC on January 28, 2014 and the transaction documents filed as exhibits to such report, which may be viewed on the SEC’s website at www.sec.gov or on the Company’s website at www.lilisenergyco.com.

Vote Required for Approval

Approval of the Private Offering Proposal to approve the participation of members of the Company’s officers and board of directors in the Private Offering will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Special Meeting and entitled to vote on the matter, provided that a quorum exists at the Special Meeting.

For the Private Offering Proposal, abstentions will be counted toward the vote total and will have the same effect as a vote “AGAINST” the proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.

Recommendation of the Board of Directors

Lilis’s board of directors recommends that you vote “FOR” the approval of the Private Offering Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 21, 2014 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.  This table is based upon the total number of shares outstanding as of March 21, 2014 of 27,628,827.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding by such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Lilis Energy, 1900 Grant Street, Suite #720, Denver, CO 80203.

Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class Beneficially Owned
Directors and Executive Officers
W. Phillip Marcum, Chief Executive Officer and Chairman of Board of Directors	467,803	(1)	1.68%

Abraham “Avi” Mirman, President	310,861	(2)	1.12%

A. Bradley Gabbard, Chief Operating Officer, Chief Financial Officer, and Director	584,010	(3)	2.10%

Timothy N. Poster, Director	219,786		0.79%

Bruce White, Director	206,891	(4)	0.75%

D. Kirk Edwards, Director	237,687	(5)	0.86%

Nuno Bradolini, Director	125,000		0.45%

Robert Bell	-		0%

Officers and directors as a group (six persons)	2,152,038		7.72%

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10 (13) 16689 Schoenborn Street North Hills, CA 91343	2,382,464	(6)	8.47%

Wallington Investment Holdings, Ltd (13) Trident Chambers P.O. Box 146, Road Town Tortola, British Virgin Islands	4,511,782	(7)	15.73%

Pierre Calland Rutimatstrasse 16, 3780 Gstadd, Switzerland Tortola, British Virgin Islands	5,120,151	(8)	17.85%

G. Tyler Runnels 1999 Avenue of the Stars #2550 Los Angeles, CA 90067	2,242,457	(9)	7.99%

Hexagon, LLC 730 17th Street, Suite 800 Denver, CO 80202	2,250,000	(10)	7.86%

Scott J. Reiman 730 17th Street, Suite 800 Denver, CO 80202	2,558,471	(11)	8.94%

EZ Colony Partners LLC (13)	1,545,784	(12)	5.44%

(1)	Includes 110,417 shares of restricted stock subject to vesting, over which Mr. Marcum exercises voting power, and 100,000 vested options to purchase common stock.
(2)	Includes 110,861 shares held by The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power.
(3)	Includes 145,834 shares of restricted stock subject to vesting, over which Mr. Gabbard exercises voting power, and 100,000 vested options to purchase common stock.
(4)	Includes 33,334 shares of restricted stock subject to vesting, over which Mr. White exercises voting power.
(5)	Includes 33,334 shares of restricted stock subject to vesting, over which Mr. Edwards exercises voting power.
(6)
Includes (i) 1,697,212 shares owned by Steven B. Dunn and Laura Dunn Revocable Trust, (ii) 511,334 shares issuable upon conversion of the remaining Debentures, with the right to convert being subject to the shareholder approval of the Debenture Proposal, (iii) 86,959 shares owned by Beau 8, LLC, and (iv) 86,959 shares owned by Winston 8, LLC, whose mailing address is 16689 Schoenborn Street, North Hills, CA 91343, are trustees of the Trust and also share voting and dispositive power with respect to the shares owned by the LLCs. Based on information received from a representative of Steven B. Dunn and Laura Dunn.

(7)
Includes (i) 3,460,983 shares owned by Wallington Investment Holding Ltd. and (ii) 1,050,799 shares issuable upon conversion of the remaining Debentures, with the right to convert being subject to the shareholder approval of the Debenture Proposal.

(8)
Includes (i) 3,460,983 shares owned by Wallington Investment Holding Ltd., (ii) 1,050,799 shares issuable upon conversion of the remaining Debentures, with the right to convert being subject to the shareholder approval of the Debenture Proposal, and (iii) 608,369 shares held by Silvercreek Investment Ltd.

(8)
Includes (i) 950,890 shares held directly by T. R. Winston & Company, of which Mr. Runnels is the majority owner, (ii) 1,025 shares held by G. Tyler Runnels directly, (iii) 15,000 shares held by G. Tyler Runnels through his self-directed 401(k) Plan, (iv) 846,494 shares held by The Runnels Family Trust DTD 1-11-2000, a Debenture holder, of which Mr. Runnels, with Jasmine N. Runnels, is trustee, and (v) 429,048 shares issuable to The Runnels Family Trust DTD 1-11-2000 upon the conversion of the remaining Debentures, with the right to convert being subject to the shareholder approval of the Debenture Proposal.

(9)	Includes (i) 1,250,000 shares owned by Hexagon, LLC and (ii) 1,000,000 shares underlying warrants held by Hexagon, LLC.
(10)
Includes (i) 1,250,000 shares owned by Hexagon, LLC, (ii) 1,000,000 shares underlying warrants held by Hexagon, LLC, (iii) 129,008 shares owned by Labyrinth Enterprises LLC, which is controlled by Scott J. Reiman, (iv) 129,463 shares owned by Reiman Foundation, which is controlled by Scott J. Reiman and (v) 50,000 shares owned by Scott J. Reiman. Mr. Reiman is President of Hexagon, LLC. Based on a Schedule 13D/A filed on March 4, 2014.

(11)
Includes (i) 770,787 shares issued to EZ Colony Partners LLC pursuant to the Conversion Agreement on January 31, 2014 and (ii) 774,997 shares issuable to EZ Colony Partners LLC upon the conversion of the remaining Debentures, with the right to convert being subject to the shareholder approval of the Debenture Proposal.

(12)	Current Debenture holder.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2013 to the present, we have engaged in the following transactions with related parties:

T.R. Winston & Company, LLC

On September 8, 2012, the Company issued 50,000 shares, valued at $0.23 million, to T.R. Winston & Company LLC (“TR Winston”) for acting as a placement agent of the Supplemental Debentures. The Company is amortizing the $0.23 million over the life of the loan as deferred financing costs. The Company amortized $0.01 million of deferred financing costs into interest expense during the nine months ended September 30, 2012, and has $0.22 million of deferred financing costs to be amortized through May 2014.

On May 10, 2013 the Company entered into a one year, non-exclusive investment banking agreement with TR Winston.  Among other things, the agreement provides for initial compensation to TR Winston in the amount of 100,000 common shares, and 250,000 common stock purchase warrants.  In addition, the Company will issue an additional 650,000 common stock purchase warrants to TR Winston.  All warrants will have a term of three years and a strike price of $4.25 per share.  In addition, the banking agreement provides that, TR Winston will receive from the Company a lump sum payment of $1 million upon the receipt by the Company of gross cash proceeds or drawing availability of at least $30,000,000, measured on a cumulative basis and including certain restructuring transactions. Mr. Mirman’s compensation arrangements with TR Winston provides that upon TR Winston’s receipt from the Company of the lump sum payment TR Winston will make a payment of $1 million to Mr. Mirman.

G. Tyler Runnels, the majority owner of TR Winston, beneficially holds more than 5% of the Company’s common stock.  Mr. Mirman, the Company’s President, has served as the Managing Director, Investment Banking at TR  Winston since April 2013, and continues to devote a portion of his time to serving in that role.

On January 22, 2014, the Company paid TR Winston a commission equal to $486,000 (equal to 8% of gross proceeds at the closing of the Private Offering).  Of this $486,000 commission, $313,750 was paid in cash and $172,250 was paid in 86,125 Units. In addition, the Company paid TR Winston a non-accountable expense allowance of $182,250 (equal to 3% of gross proceeds at the closing of the Private Offering) in cash. If the Private Offering Proposal is approved, the Company will pay TR Winston a commission equal to $114,000 (equal to 8% of gross proceeds of the Units members of the Company’s officers and board of directors agreed to purchase in the Private Offering) in 57,000 Units, and the Company will pay TR Winston a non-accountable expense allowance of $42,750 (equal to 3% of gross proceeds of the Units members of the Company’s officers and board of directors agreed to purchase in the Private Offering) in 21,375 Units.  The Units issued to TR Winston are the same Units sold in the Private Offering and were invested in the Private Offering.

On January 31, 2014, the Company paid TR Winston a commission equal to $450,000 (equal to 5% of the amount of Debentures converted pursuant to the Conversion Agreement) in the form of Common Stock at a price of $2.00 per share.  In addition, the Company agreed to pay TR Winston a 5% fee on the conversion of any additional Debentures converted pursuant to the Conversion Agreement, payable in Common Stock at a price of $2.00 per share.

Officers and Directors of the Company

On January 22, 2014, members of the Company’s officers and board of directors agreed to purchase $1,4250,000 of the Units offered in the Private Offering subject to receipt of shareholder approval as required by the Company’s listing with NASDAQ.

On January 31, 2014, the Company entered into the Conversion Agreement with the holders of the Debentures, including The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power, W. Phillip Marcum, the Company’s Chief Executive Officer, and A. Bradley Gabbard, the Company’s Chief Financial Officer and Chief Operating Officer, pursuant to which, among other things, the parties agreed to convert $9 million of the approximately $15.8 million in outstanding principal and accrued and unpaid interest into shares of Common Stock at an exchange price of $2.00 per share. Each holder of the Debentures received one warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share for each share of Common Stock so issued.

Employment Agreements with Officers

Messrs. Marcum and Gabbard

On June 25, 2013, our compensation committee approved our entry into  employment agreements with our chief executive officer, W. Phillip Marcum, and our chief financial officer and chief operating officer, A. Bradley Gabbard. The general terms of these arrangements are as follows:

Pursuant to the Employment Agreements, each of Mr. Marcum and Mr. Gabbard receive an annual salary of $220,000, of which $150,000 is payable in periodic installments in accordance with the Company’s regular payroll practices, and $70,000 is paid in a lump sum at the end of the then-current fiscal year, or, in the sole discretion of the board, prorated over the one year period upon completion of a financing transaction. Each executive is eligible for a performance bonus in an amount up to 50% of annual base compensation payable on an annual basis and subject to determination by the compensation committee of the board, based on the achievement by the Company of performance goals established by the compensation committee for the preceding fiscal year, which may include targets related to the Company’s earnings before interest, taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts. In connection with entry into the Employment Agreements, each executive received an incentive grant of 300,000 stock options with an exercise price at fair market value (as defined in the Company’s Equity Incentive Plan) on the date of grant, with one-third vesting immediately and two-thirds vesting in two annual installments on each of the next two anniversaries of the grant date. Such stock options will vest 100% upon a termination of employment by the Company without Cause, by the Executive for Good Reason, upon a change of control of the Company or upon the death or disability of Executive. Each executive shall be eligible to participate in all incentive, retirement, profit-sharing, life, medical, dental, disability and other benefit plans and programs as are from time to time generally available to executives of the Company with comparable responsibilities, subject to the provisions of those programs. Any such benefits will be paid for by the Company. Upon a termination due to death or disability, a termination initiated by the executive for any reason except for good reason, or a termination initiated by the Company with cause, the Company’s obligation to pay any compensation or benefits ceases on the separation date. If the separation is initiated by the executive for good reason or by the Company for any reason other than cause, the Company will continue to pay the executive’s monthly salary as then in effect for a period equal to twelve (12) months commencing on the separation date.

As a result of the Company’s liquidity position, both Executives agreed on June 25, 2013 to receive 93,750 shares of Common Stock (based upon the closing price of $1.60 per share on June 24, 2013), which shares vest on April 15, 2014 in lieu of each Executive’s base salary of $150,000 for 2013. No change was made with respect to the $70,000 lump sum payment, or with respect to compensation payable for service in 2014 and beyond. If, in the opinion of the board (based upon the financial information prepared for and disclosed in the Company’s 2013 Annual Report on Form 10-K), certain of the Company’s liquidity conditions are met as at December 31, 2013, each Executive may, prior to the vesting of such shares, choose to forfeit such shares and instead receive a cash payment in the amount of $150,000 on April 15, 2014.

Mr. Mirman

On September 16, 2013, the board approved our entry into an employment agreement with our president, Abraham Mirman. The employment agreement provides, among other things, for an annual salary of $240,000, payment of which was deferred until the Company’s successful consummation of a financing of any kind of not less than $2 million in gross proceeds. Such a financing was consummated on January 22, 2014, and Mr. Mirman was paid in accordance with the Company’s payroll policies for executives. Additionally, as an inducement for joining the Company, he was granted 100,000 shares of the Company’s common stock, which vested immediately. Mr. Mirman was also granted options to purchase up to 600,000 shares of common stock of the Company, at a strike price equal to the Company’s closing share price on September 16, 2013, which becomes exercisable upon the date the Company receives gross cash proceeds or drawing availability under a line of credit of at least $30,000,000, measured on a cumulative basis and including certain restructuring transactions. Finally, Mr. Mirman was provided an incentive bonus package that, depending on the Company’s annual return, results in Mr. Mirman receiving a lump sum cash payment of up to 3.0 times his base salary. Mr. Mirman was also granted options to purchase up to 2,000,000 shares of the Company’s common stock, 666,6667 of which become exercisable if the Company has a reported share price of $7.50 and average daily production of 2,500 barrels of oil equivalent per day for three months, and 666,667 and 666,666 of which become exercisable upon the same daily production condition and reported share prices of $10.00 per share and $12.50 per share, respectively.

Compensation of Directors

Messrs. Poster, White and Edwards

At December 31, 2013, we had entered into independent director agreements with each of our non-employee directors. Pursuant to these agreements, we pay each of our non-employee directors’ annual cash compensation of $40,000 (payable quarterly), and an additional $10,000 per year (payable quarterly) to the chairman of each of our audit and compensation committees. In addition, on each anniversary of the date an independent director was initially appointed to our board, so long as such director continues to be an independent director on such date, we issue to such director a number of shares of our common stock equal to $40,000, based on the most recent closing price per share prior to the date of each annual grant. These grants are fully vested upon issuance.

In connection with the entry of Bruce B. White and D. Kirk Edwards into the independent director agreements in 2012, we made initial grants to each equal to 50,000 restricted shares subject to vesting over three years beginning on the first anniversary of such director’s initial appointment to the board. Timothy N. Poster received 125,000 restricted shares upon his initial appointment and entry into an independent director agreement in 2010, subject to vesting over two years. Vesting, as applicable, shall be accelerated upon a change of control or termination of service other than for cause (as each is defined in the agreements).

On June 20, 2013, the non-employee directors of the board agreed, in lieu of the annual cash compensation of $40,000 payable to them pursuant to the Independent Director Appointment Agreements, each director received compensation for 2013 equal to $12,500 per quarter ($50,000 per year), which was awarded in the form of 31,250 shares of the Company’s common stock, which shares shall vest on April 15, 2014. If, in the opinion of the board (based upon the financial information prepared for and disclosed in the Company’s 2013 Annual Report on Form 10-K), certain of the Company’s liquidity conditions are met at December 31, 2013, each independent director may, prior to the vesting of such shares, choose to forfeit all or any part of such shares and instead receive a cash payment of up to $50,000, pro rata in accordance with the number of shares forfeited, on April 15, 2014. The existing equity component of the independent directors’ compensation was not changed or otherwise affected. On October 24, 2013, each of our independent directors was granted options to purchase up to 200,000 shares of the Company’s common stock, subject to approval by the shareholders of an increase in the number of shares available for grant under the Company’s 2012 Equity Incentive Plan. Such approval of the shareholders was obtained at our special meeting of stockholders held on November 13, 2013.  Pursuant to the respective award agreements, one-third of the options vest on each of the next three anniversaries of the grant date, subject to acceleration in certain circumstances. Effective January 1, 2014, the compensation of the non-employee directors is governed by the terms of the respective Independent Director Appointment Agreements without regard to the temporary compensation plan.

Messrs. Brandolini and Bell

On February 13, 2014, Nuno Brandolini and Robert Bell were appointed to the board following a decision by the board to increase its size from five to seven members.  The Company expects to enter into independent director agreements with each of Messrs. Brandolini and Bell in the near future, under which each will receive, as compensation for serving as a director, (i) 50,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), which Common Stock shall vest in three annual installments, (ii) $40,000 in annual cash compensation as director’s fees, and (iii) shares of Common Stock equal to $40,000 as of the most recent closing price of the Common Stock on each annual anniversary following such director’s appointment.

GENERAL INFORMATION
Next Annual Meeting of Stockholders

All proposals for action at the 2014 annual meeting of stockholders, including all proposals for the nomination of directors (a “Rule 14a-8 Proposal”) should have been submitted to the Company at its principal executive offices no later than January 20, 2014, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials. Any notices regarding stockholder proposals must be received by Lilis at its principal executive offices at 1900 Grant Street, Suite #720, Denver, CO 80203, Attention: Corporate Secretary.

In addition, if a stockholder intends to present a proposal or director nomination at an annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal does not comply with the applicable requirements for inclusion under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, then the proxy or proxies designated by our board of directors for the 2014 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Additional Information

The Company will furnish a copy of its annual report Form 10-K for the year ended December 31, 2012 to any stockholder free of charge and will furnish a copy of any exhibit to the Form 10-K upon payment of the Company’s reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at the Company’s principal offices, located at 1900 Grant Street, Suite #720, Denver, CO.

Other Business

We know of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Lilis’s common stock will vote thereon in accordance with their best judgment.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
 LILIS ENERGY, INC.

 TO BE HELD APRIL 14, 2014

The undersigned hereby appoints W. Phillip Marcum and A. Bradley Gabbard, or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Lilis Energy, Inc. held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held  at 10:00  a.m. on  April 14, 2014, at our offices located at 1900 Grant Street, Suite #720, Denver, CO, or any adjournment or postponement thereof.

1.  To approve the full conversion of the Company’s outstanding 8% Senior Secured Convertible Debentures.

_____________ FOR	_____________ AGAINST	_____________ ABSTAIN

2.  To approve the issuance of units consisting of (i) one share of the Company’s common stock, par value $0.0001  and (ii) one Warrant to purchase one share of Common Stock, at an exercise price equal to $2.50 per share to certain of the Company’s officers and directors.

_____________ FOR	_____________ AGAINST	_____________ ABSTAIN

3.  In his discretion, the proxy is authorized to vote upon any matters which may properly come before the special meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder.  Where no choice is specified by the stockholder, the proxy will be voted in favor of the proposals set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the special meeting of stockholders April 14, 2014.

I ☐ plan ☐ do not plan to attend the special meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE:		Date:

SIGNATURE:		Date:

Signature if held jointly

NOTE:  Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity.  Corporations must provide full name of corporation and title of authorized officer signing.